Exhibit 10.23


December 31, 2004



Mr. Pete Hayes
Foresters, 4 Keepers Walk
Virginia Water, Surrey, UK
GU25 4RU

Dear Pete:

It is my pleasure to confirm our offer of employment for the position of Senior Vice President, Sales, Marketing & Business Development for Citizens Communications Company. The work location for this position is in Stamford, CT. As agreed, the start date for your employment with Citizens is February 1, 2005.

The cash compensation is based upon two components: an annual base salary of $275,000 and an annual incentive target of 75% or $206,300. The base salary is paid on a semi-monthly basis. The incentive compensation is earned based upon achieving the goals of Citizens Incentive Plan, which is paid on an annual basis, generally toward the end of the first quarter following the completion of the operating year-end. The incentive compensation for 2005 will be pro-rated monthly for active months of service in 2005. You will also receive 50,000 restricted shares on your hire date that will vest equally over a three-year period. This stock grant has been approved by the Compensation Committee of the Board of Directors. You will also receive a one-time cash sign-on bonus of $25,000 payable within 60 days of your start date. If for any reason you were to leave Citizens during the first year of employment, this bonus would need to be paid back in full to the Company.

You will be eligible for relocation assistance for your move from London. This relocation benefit will include movement of household goods from London to New Canaan, temporary housing and the cost of travel back to the states. In addition, we will pay you an allowance of $4,000 per month for the first year for the difference between your rent in New Canaan and Mortgage in Virginia.

If after the first year of employment you decide to keep your home in Virginia and not relocate permanently to Stamford, we will provide you with a monthly allowance of $4,000 for your living and travel expenses. If at a later date you decide to relocate to Stamford, the relocation benefit would be reduced by the amount of the monthly allowance paid to you through the date of your relocation and by the amount paid for movement of household goods from London to New Canaan.

Upon acceptance of this offer of employment, a counselor from our relocation partner, Sirva, will contact you within 48 hours to initiate you in to the program. You will be required to reimburse the Company for a pro-rated portion of your relocation expenses in the event you leave the Company within (2) years of your hire date.

If Citizens Communications has a change in control (defined as 51% of the Company being sold) and the new owners decrease your responsibility, title, base pay or target incentive opportunity (as a percent of your base pay) or relocates your work location more than 25 miles from Stamford, CT, you would be eligible to receive one-year of base pay, 100% of your bonus pro-rated for the plan year and one year of continued medical benefits.

Enclosed is a New Hire Kit including an Employment Application which you need to complete and fax back to me at (203) 614-4640. Also included in the New Hire Kit will be Citizens Employee Handbook, Code of Conduct, Electronic Communications Policy and benefit plan information. Please be advised that your health and welfare benefits will begin on your 30th day of employment and as a Citizens Communications employee, you will be eligible to participate in a, full range of benefits. Please bring all of the original paperwork with you on first day of work.

Federal law requires that you provide documentation confirming your eligibility to work in the United States. You will receive a list of documents that you may use to establish your identity and employment eligibility in your New Hire Kit. Please bring the appropriate documents with you when you report to work on your first day.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment. Your employment by the Company is at will and is subject to the conditions set forth in the Code of Conduct as well as Company policies and applicable to Federal, State and local laws.

Pete, we are very excited about the opportunity of working with you. On behalf of Citizens Communications, I welcome you to our team and eagerly anticipate the benefits of your leadership. Please do not hesitate to call me with any questions regarding this offer.

To acknowledge your acceptance of this offer, please e-mail me directly a confirmation of your acceptance of this offer. In addition, please sign the bottom of this offer letter and return the original to me directly on your first day of employment.

Sincerely,


/s/ Jeanne DiSturco
--------------------------------------
Jeanne DiSturco
Senior Vice President, Human Resources


Cc:  Maggie Wilderotter

By signing below, I hereby accept the Citizens Communications Company's contingent offer of employment. I understand that I will not have a contract of employment with Citizens for a specified period of time. I further agree to abide by the employment policies and procedures established by Citizens.


/s/ Peter B. Hayes                                12/31/04
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Peter B. Hayes                                      Date
Signature (please include middle initial)